MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH NATURAL RESOURCE FOCUS FUND

SERIES # 9

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/28/00	Apache Corp.	$19,600.	$392,000,000.	CS First Boston
		$	$
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